Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-191105 on Form S-8 of our report dated February 27, 2014, relating to the consolidated financial statements of Masonite International Corporation, appearing in this Annual Report on Form 10-K of Masonite International Corporation for the year ended December 29, 2013.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants
Tampa, FL
February 27, 2014